Exhibit 10.2

DESCRIPTION OF ANNUAL CASH BONUS PROGRAM FOR EXECUTIVE OFFICERS

The annual bonus of the executive officers is determined by the Compensation Committee, after reviewing recommendations of the Chairman and Chief Executive Officer (other than for himself), which are then submitted to the independent members of the full Board for ratification.  Bonuses are paid in cash.  The amount of bonus that may be earned is based on a targeted percentage of the executive officer’s annual salary, subject to a maximum-targeted percentage, and is subject to adjustment by the Committee. Bonus opportunities for John W. Elias, Chief Executive Officer, range from 0% to 130% of base salary, for Michael G. Long, Executive Vice President and Chief Financial Officer, from 0% to 110% of base salary, and for John O. Tugwell, Executive Vice President and Chief Operating Officer, from 0% to 120% of base salary.   The bonuses of the executive officers are based 80% on achievement of the Company’s performance objectives and 20% on achievement of the individual’s performance objectives, each as described in more detail below and are subject to adjustment at the discretion of the Committee based on factors that have influenced the Company’s overall financial goals and performance.

The Company’s overall performance objectives are measured by certain operational and financial objectives.  Bonus payouts vary based on whether the Company achieves certain targeted levels of performance. The operational objectives for the Company consist of targeted annual increases in reserves (weighted 40%) and production (weighted 30%), competitive finding and development costs (“F&D”) (weighted 15%), lease operating expense (“LOE”) (weighted 7.5%) and control of general and administrative costs (“G&A”) (weighted 7.5%), as compared with those projected in the Company’s annual budget for the applicable period.  G&A is calculated excluding capitalized costs, restricted stock grants and FIN 44 requirements.  Both the LOE and G&A measures are calculated on the unit-of-production basis with targeted payouts set by the Compensation Committee.  In addition, the F&D objective, weighted at 15%, is calculated as a three-year moving average using a unit-of-production basis, and is determined without including any F&D costs associated with acquisitions.  This is the only category of the performance objectives where acquisitions are excluded.  In the case of executive officers, the Committee relies heavily, but not solely, upon the above predetermined weighting and formulas when evaluating the Company’s performance objectives.  In this respect, the Committee also considers whether the Company was successful in meeting its overall financial goals.  This is a subjective assessment, with no particular weighting given, but these objectives are considered in determining the payout with respect to the Company performance component of executive officer bonuses.  The financial goals for the Company are: (1) to ensure that funds are available to execute the Company’s annual approved capital spending program as projected in its annual budget and plan while maintaining a prudent financial structure with a debt-to-total capital ratio of less than 30%, subject to adjustment due to acquisitions; (2) to fund the annual approved capital spending, excluding acquisitions, from internal cash flow rather than taking on more debt; and (3) building pre-tax cash flow from our exploration and production activities to a level sufficient to provide the necessary funds to conduct a program that will provide consistent physical (reserve and production) and fiscal  (cash flow and net income) growth for the Company.

Individual performance is assessed by a performance management process based on mutually defined expectations for each employee, including executive officers. The process includes individual appraisal components that are both objective and subjective. The individual component includes an assessment of how one performed relative to defined roles and accountabilities, quantifiable objectives, and a more subjective assessment of a number of performance attributes such as teamwork, communication, participation leadership, decision making, creativity/innovation, planning and organization and performance management.  Individual performance of the executive officers, except the Chief Executive Officer, is first assessed by the Chief Executive Officer, who makes recommendations to the Compensation Committee for its consideration.